Exhibit 10.6

THIS AGREEMENT is dated December 16, 2016 and is made BETWEEN:

(1)	Enstar Group Limited (the “Company”)

(2)	Nicholas Packer (the “Employee”)

WHEREAS, the Employee’s employment with the Company is terminating in connection with the offer and his acceptance of a position with a newly-organized business affiliated with the Company named KaylaRe Holdings, Ltd. (together with its subsidiaries, “KaylaRe”);

WHEREAS, the Employee and the Company are parties to that certain Employment Agreement dated as of May 1, 2007, as amended (the “Employment Agreement”); and

WHEREAS, the Employee and the Company are parties to a Stock Appreciation Rights Award Agreement dated as of August 15, 2014 (the “SAR Agreement”):

IT IS AGREED as follows:

1.	SEPARATION

(a)
The Employee’s last day of work shall be December 31, 2016 (the “Termination Date”). Between the date hereof and the Termination Date, the Employee agrees to work in a transition role with other members of the senior management team. The Company shall continue to pay the Employee’s usual salary and benefits until the Termination Date.

(b)	On the Termination Date, Employee’s employment under the Employment Agreement shall end and the Company shall have no further obligations thereunder other than:

(i)	The payment of amounts (including salary and expense reimbursements) that have been fully earned up to December 31, 2016 by, but not yet paid to, the Employee under the Employment Agreement;

(ii)
The Employee shall remain eligible to receive an incentive bonus payment under the Company’s annual incentive program for the performance year ended December 31, 2016, in an amount determined by the Company’ s Compensation Committee in February 2017 and paid no later than April 15, 2017; and

(iii)
The terms of Sections 6.2 and 6.4 to 6.10 of the Employment Agreement shall survive the termination of the Employee’s employment, notwithstanding that the notice provision in Section 6.6(b) of the Employment Agreement, which shall be automatically updated to reflect the Employee’s current address on file with the Company’s Human Resources department.

(c)
Following the termination of the Employee’s employment with the Company, the Employee shall remain subject to Sections 5.1 (including the terms of Exhibit A incorporated therein), 5.2, 6.2 and 6.4 to 6.10 of the Employment Agreement, provided that it shall not constitute a breach of the “Noncompetition” provisions set forth on Exhibit A to the Employment Agreement for the Employee to serve as an executive officer of KaylaRe during the “Restricted Period” (as defined on Exhibit A to the Employment Agreement) so long as the Employee otherwise complies with Section 5.1 of the Employment Agreement and the other sections of Exhibit A incorporated therein.

(d)
In connection with the termination of the Employee’s employment with the Company, the Employee hereby resigns effective as of the Termination Date from all positions he holds with the Company and all of its subsidiaries, with the exception of StarStone Specialty Holdings Limited (“SSIL”), for which the Employee will continue to serve solely as a non-employee director. If the Employee’s employment with KaylaRe is terminated by the Employee, or by KaylaRe for “cause,” (as such term is defined in his employment agreement with KaylaRe dated as of the date hereof), the Employee will promptly resign as a non-employee director of SSIL and from any other position he may then hold at any other subsidiary of the Company.

(e)
The Company acknowledges that the termination of Employee’s employment with the Company as contemplated by this Agreement will not constitute a “Termination of Service” (as defined in the Company’s 2006 Equity Incentive Plan). Accordingly, the SAR Agreement shall remain in effect pursuant to its existing terms.

(f)	The parties acknowledge that the payments and benefits provided for in this Agreement exceed any statutory rights the Employee may have in connection with the termination of his employment.

(g)	The parties acknowledge that all payments and benefits under this Agreement are subject to the usual terms including deductions where applicable as pertained during the Employee’s employment.

2.	WAIVER AND RELEASE

(a)
The Employee hereby waives any and all rights of any kind or description against the Company that he has had, now has or can, shall or may have in the future regarding any matter relating to his employment, the Employment Agreement, or the termination thereof, that predates the execution of this Agreement, including but not limited to all asserted and unasserted rights to and claims for wages, salary, termination-related payments pursuant to Section 4 of the Employment Agreement, employee benefits, vacation pay, sickness pay, expense reimbursements, monetary and equitable relief, damages, or any Statutory Claim (as defined below), except as expressly set forth in this Agreement.

(b)
A Statutory Claim for the purposes of the preceding clause means any claim for or relating to unfair dismissal, additional redundancy payments, equal pay, sex, race or disability discrimination, or any other statutory employment rights which the Employee, or anyone on his behalf, has or may have under any applicable law, including the Employment Act 2000 or Human Rights Act 1981, and including any claim for reinstatement to employment with the Company in any position at any time.

It is a fundamental term of this Agreement that:

(i)
the payments and the provision of any benefits under the terms of this Agreement shall at all times be conditional on the Employee (or anyone on his behalf) complying with each and every term, condition or warranty of this Agreement and refraining from issuing or pursuing any type of employment related proceedings in respect of any Statutory Claim or any contractual or common law claim (howsoever arising) against the Company;

(ii)
if the Employee (or anyone on his behalf) subsequently breaches any term, condition or warranty of this Agreement, or issues or pursues such employment related proceedings in breach of this Agreement then the payments and benefits provided to the Employee shall be repayable to the Company forthwith on demand and no further payments or benefits will be provided; and

(iii)
the payments and benefits shall be recoverable as a debt, together with all reasonable costs (including reasonable legal costs) incurred by the Company in recovering the sums and/or in relation to any proceedings so brought by the Employee.

3.MISCELLANEOUS

(a)
Employee acknowledges that he has read this Agreement in its entirety and understands all of its terms and that he knowingly and voluntarily assents to all of the terms and conditions contained herein.

(b)	Employee acknowledges that the Company expressly advised him to consult with an attorney of his choosing prior to executing this Agreement and the waiver and release contained herein.

(c)	This Agreement shall be construed in accordance with and governed by the laws of Bermuda, without regard to principles of conflict of laws.

SIGNED AND DATED
THE COMPANY

/s/ Orla Gregory
By: Orla Gregory
Title: Chief Operations Officer

SIGNED AND DATED
THE EMPLOYEE

/s/ Nicholas A. Packer
Name: Nicholas A. Packer

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